SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                  MID AM, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                                  MID AM, INC.
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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                                  NOTICE OF
                                ANNUAL MEETING
                               PROXY STATEMENT
                                      &
                                ANNUAL REPORT
                                  SUPPLEMENT

MID AM, INC.






                               MID AM, INC. LOGO

                            221 South Church Street
                           Bowling Green, Ohio 43402

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Mid Am, Inc.:                           February 21, 1997

The Annual Meeting of Shareholders of Mid Am, Inc. (the "Company") will be held at The Toledo Club in the Corinthian Room, Madison at 14th Street, Toledo, Ohio on April 11, 1997 at 10:00 a.m. for the purpose of considering and voting upon the following matters:

     1. The election of seven Class III Directors to serve until the annual meeting of shareholders in 2000.

     2. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 11, 1997, are entitled to notice of and to vote at the Annual Meeting of Shareholders. The Annual Report of the Company, the Proxy Statement and Annual Report Supplement, including financial statements for the year ended December 31, 1996, have been mailed to all shareholders with this Notice of Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/Marci L. Klumb
                                          MARCI L. KLUMB
                                          Secretary

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE. IF YOUR STOCK IS HELD IN MORE THAN ONE NAME, ALL PARTIES MUST SIGN THE PROXY FORM.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL IDENTIFIED ABOVE.



                                  Mid Am, Inc.
                            221 South Church Street
                           Bowling Green, Ohio 43402

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The Board of Directors of Mid Am, Inc. (the "Company") is soliciting proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 11, 1997, at 10:00 a.m. at The Toledo Club, Corinthian Room, Madison at 14th Street, Toledo, Ohio. At the close of business on February 11, 1997, there were 20,924,753 shares of common stock of the Company, without par value ("Common Stock") outstanding, each of which is entitled to one vote on matters acted upon at the Annual Meeting.

     Any shareholder executing a proxy has the right to revoke it prior to its exercise, by written notice delivered to the Secretary of the Company, by subsequently dated proxy, or by voting in person at the Annual Meeting any time prior to its exercise. The shares will be voted in accordance with the direction of the shareholder as specified in the proxy. In the absence of instructions, the proxy will be voted for the election of the Class III Directors. The proxy confers discretionary authority on the proxy holders as to any other matter that may properly come before the Annual Meeting. Shareholders do not have the right to cumulate votes in the election of directors.

     The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company. All costs associated with the solicitation will be paid for by the Company. The Company does not intend to solicit proxies other than by use of the mails, but certain officers and employees of the Company or its subsidiaries may personally solicit proxies, without additional compensation. In addition to the solicitation of proxies by mail, the Company will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of Common Stock to obtain necessary voting instructions. The Company may reimburse them for their reasonable expenses in doing so. The proxy materials are first being mailed to shareholders on February 21, 1997.

                             ELECTION OF DIRECTORS

     Under the Code of Regulations of the Company, the Board of Directors is divided into three classes, designated as Class I, Class II and Class III. Each class consists of approximately one-third of the total number of directors, as fixed from time to time by the Board of Directors. Directors serve staggered three-year terms so that directors of only one class are elected at each annual meeting of shareholders.

     On July 16, 1996, the Board of Directors acknowledged the retirement of Board member Charles G. Hilbert, and on December 30, 1996, the Board of Directors acknowledged the retirement of Board member Blair D. Miller. The Company wishes to acknowledge the generous service of Messrs. Hilbert and Miller, each of whom has served on the Board of Directors since the Company's formation in 1988. As of the date of this Proxy Statement, no vacancies exist in the Company's Board of Directors.

     At the Annual Meeting, the shareholders will be asked to elect as Class III Directors the seven persons listed below, all of whom are presently serving as Class III Directors of the Company. If any of the Company's nominees are unable to serve, which is not now contemplated, the proxies will be voted for such substitute nominee(s) as the Board of Directors recommends. Unless otherwise specified in any proxy, the proxies solicited hereby will be voted in favor of the nominees named below or any substitutes. In accordance with the Company's Code of Regulations and Ohio law, the nominees receiving the greatest number of votes shall be elected to serve as Class III Directors.



INFORMATION AS TO NOMINEES

     The following information is provided with respect to each Class III Director, all of whom are nominees for re-election at the Annual Meeting.

CLASS III DIRECTORS -- TERM EXPIRES 2000

[CAPTION]

-----------------------------------------------------------------------------------------------------
                                                                              Shares of Common Stock
                                                                                Beneficially Owned
                                                                              December 31, 1996 (1)
-----------------------------------------------------------------------------------------------------
                                                           Director of
Name, Age & Principal                                        Company         Amount             % of
Occupation During Past 5 Years                                Since            (2)              Class
-----------------------------------------------------------------------------------------------------
James F. Bostdorff, 59.................................       1988            21,516            .10%
Farmer -- Self employed
David A. Bryan, 49.....................................       1991            16,677             .08
Partner in the law firm of Wasserman, Bryan, Landry &
Honold
Harry W. Kessler, 69...................................       1988            18,723             .09
Retired; formerly Clerk, Toledo Municipal Court
Edward J. Reiter, 57...................................       1988           204,647             .98
Chairman and CEO, Mid Am, Inc.; formerly Chairman, Mid
American National Bank and Trust Company (Mid Am Bank)
Emerson J. Ross, Jr., 55...............................       1988            27,259             .13
Manager of Corporate Community Relations, Owens
Corning, a manufacturer of building materials and
composite products
C. Gregory Spangler, 56................................       1993            27,745             .13
Chairman and CEO, Spangler Candy Company, a
manufacturer of candy products
Jerry L. Staley, 64....................................       1988           129,387             .62
Retired; formerly Senior Vice President, Mid Am Bank
-----------------------------------------------------------------------------------------------------

                                        2



INFORMATION AS TO DIRECTORS WHOSE TERM OF OFFICE CONTINUES

     The following information is provided with respect to incumbent Class I and Class II Directors who are not nominees for election at the Annual Meeting.

CLASS I DIRECTORS -- TERM EXPIRES 1998

[CAPTION]

-----------------------------------------------------------------------------------------------------
                                                                              Shares of Common Stock
                                                                                Beneficially Owned
                                                                              December 31, 1996 (1)
-----------------------------------------------------------------------------------------------------
                                                           Director of
Name, Age & Principal                                        Company         Amount             % of
Occupation During Past 5 Years                                Since            (2)              Class
-----------------------------------------------------------------------------------------------------
Gerald D. Aller, 59....................................       1988            82,233            .39%
President, Aller's Pharmacy, Inc., a retail pharmacy
Walter L. Lamb, Jr., 50................................       1991             9,732             .05
Chairman, Mid-States Container Corp., a manufacturer of
specialty packaging
James E. Laughlin, 67..................................       1993            76,287             .37
Retired; former Chairman and CEO, AmeriFirst Bank, N.A.
Thomas S. Noneman, 56..................................       1988            55,640             .27
President, Tomco Plastic, Inc., a custom plastic
injection molding manufacturer
Douglas J. Shierson, 55................................       1995           166,930             .80
Private Investor
Robert E. Stearns, DDS, 57.............................       1988            36,839             .18
President, Dr. Stearns -- Dr. Zouhary, DDS, Inc.
-----------------------------------------------------------------------------------------------------

                                        3



CLASS II DIRECTORS -- TERM EXPIRES 1999

---------------------------------------------------------------------------------------------------------
                                                                             Shares of Common Stock
                                                                               Beneficially Owned
                                                                             December 31, 1996 (1)
---------------------------------------------------------------------------------------------------------
                                                         Director of
Name, Age & Principal                                      Company          Amount              % of
Occupation During Past 5 Years                              Since             (2)               Class
---------------------------------------------------------------------------------------------------------
Wayne E. Carlin, 65..................................       1988              74,310             .36%
President, Carlin Farms, Inc.
David R. Francisco, 50...............................       1988              68,395             .33
President and COO, Mid Am, Inc.; formerly CEO, Mid Am
Bank
D. James Hilliker, 49................................       1995              75,045             .36
Vice President, Better Food Systems, Inc., a company
that owns and operates Wendy's Restaurant franchises
Marilyn O. McAlear, 61...............................       1988              30,234             .14
Vice President and Treasurer, Service Spring Corp., a
manufacturer of spring products
Richard G. Tessendorf, 54............................       1993              64,599             .31
Owner and CEO, R.I.C. Security Consultants &
Services, Inc., and R.I.C. Alarms, Inc., service
companies that assist corporations with their
security needs
Donald D. "Pete" Thomas, 59..........................       1988              29,683             .14
President, Thomas Farms, Inc.
All Directors and Executive Officers as a group (42
  persons)...........................................                      1,914,848            9.17%
---------------------------------------------------------------------------------------------------------

(1) Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(2) The amounts shown represent the total shares owned outright by such individuals together with shares issuable upon the exercise of currently vested, but unexercised stock options. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Aller, 25,174; Mr. Bostdorff, 12,805; Mr. Bryan, 10,411; Mr. Carlin, 22,802; Mr. Francisco, 38,788; Mr. Hilliker, 14,149; Mr. Kessler, 5,989; Mr. Lamb, 5,989; Mr.
    Laughlin, 20,651; Mrs. McAlear, 17,637; Mr. Noneman, 22,970; Mr. Reiter, 52,751; Mr. Ross, 15,880; Mr. Shierson, 15,571; Mr. Spangler, 21,993; Mr.
    Staley, 5,989; Mr. Stearns, 17,525; Mr. Tessendorf, 20,321; and Mr. Thomas, 16,437.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Based upon the information available to management of the Company, no person beneficially owns more than 5% of the outstanding shares of Common Stock. The Trust Department of Mid Am Bank holds Common Stock with sole or shared voting authority in various fiduciary capacities. Mid Am Bank also serves as trustee to the Company's Employee Stock Ownership Pension Plan (the "Pension Plan"), Employee Stock Ownership and Savings Plan (the "Profit Sharing Plan") and its Dividend Reinvestment and Stock Purchase Plan (under which voting rights are passed through to participants), and in such capacity regularly purchases shares of Common Stock from the Company, in the open market or in privately negotiated transactions through independent third party purchasing agents. In its fiduciary capacity, Mid Am Bank held 1,972,185 shares of the Company's Common Stock on December 31, 1996, representing 9.44% of the outstanding shares of Common Stock.

                                        4



                               BOARD OF DIRECTORS
               MEETINGS, COMMITTEES, FUNCTIONS, AND COMPENSATION

     The Board of Directors of the Company met twelve times during 1996. Committee meetings were scheduled as needed. All directors with the exception of Mr. Hilbert attended at least 75% of the aggregate meetings of the Board of Directors and the committees on which they served.

     The Company does not have a standing Compensation Committee or Nominating Committee. The functions of a compensation committee are served by the Special Projects Committee, which annually reviews and approves levels of compensation of the Company's senior officers and subsidiary presidents. The Special Projects Committee members in 1996, all of whom are non-employee directors, were Messrs. Aller, Bostdorff, Bryan, Lamb, Noneman, Spangler, Staley and Stearns, and Mrs. McAlear. The Special Projects Committee met four times during 1996.

     The Examination Committee approves and reviews the internal audit programs of the Company and its subsidiaries, and reviews the results of the independent accountant's audit. Members of the Examination Committee in 1996, all of whom are non-employee directors, were Messrs. Carlin, Hilbert, Hilliker, Kessler, Laughlin, Miller, Ross, Shierson, Tessendorf and Thomas. The Examination Committee met six times during 1996.

     Non-employee directors of the Company received an annual retainer in 1996 of $12,250, a fee of $375 for each Board of Directors meeting attended and a fee of $200 for each committee meeting attended. In addition, the Mid Am, Inc. 1992 Stock Option Plan, as amended (the "Option Plan") provides for an automatic grant to non-employee directors of the Company of non-qualified options to acquire 998.25 shares of Common Stock in November of each year including 1996. Directors who are employees of the Company are not compensated for their service on the Board of Directors.

                             EXECUTIVE COMPENSATION

The following table is a summary of certain compensation awarded, paid to, or earned by the Company's Chief Executive Officer and each of the other four most highly compensated officers of the Company and its subsidiaries (the "Named Executives") during each of the last three fiscal years.

                                        5


SUMMARY COMPENSATION TABLE

-------------------------------------------------------------------------------------------------------------
                                                                        Long Term
                                         Annual Compensation           Compensation
-------------------------------------------------------------------------------------------------------------
                                                                               Securities
                                                                 Securities    Underlying
                                                                 Underlying     Elective
                                          Salary                   Option       Options         All Other
Name/Title                       Year      (1)        Bonus      Grants (2)       (3)        Compensation (4)
-------------------------------------------------------------------------------------------------------------
Edward J. Reiter.............    1996    $385,000    $250,594      17,500                        $66,225
Chairman & CEO                   1995     373,000     133,123      22,000         6,454           46,365
Mid Am, Inc.                     1994     313,000      72,900       9,680        30,039           38,835

David R. Francisco...........    1996    $300,000    $202,524      12,500                        $51,860
President & COO                  1995     291,000     104,290      16,500         4,023           34,319
Mid Am, Inc.                     1994     241,000      56,134       7,260        22,572           29,013

Dennis L. Nemec..............    1996    $189,000    $106,614       5,000                        $33,060
Executive Vice President & CFO   1995     178,180      64,900      11,000         3,168           23,050
Mid Am, Inc.                     1994     167,000      38,904       4,840        15,270           20,925

James F. Burwell.............    1996    $193,100    $ 90,346       4,000                        $33,640
President & CEO                  1995     178,100      89,183       3,469         3,219           22,461
First National Bank              1994     165,000      32,085       3,469        10,274           19,784
Northwest Ohio

Patrick A. Kennedy...........    1996    $190,500    $ 95,659       4,000                        $34,136
President & CEO                  1995     167,500      80,918       3,415         3,193           20,281
Mid Am Bank                      1994     148,000      35,273       3,226        11,019           16,454
-------------------------------------------------------------------------------------------------------------

(1) Included are amounts earned but deferred at the election of a Named Executive, and amounts forfeited in exchange for Elective Options (defined below) pursuant to the Company's Option Plan. The amount of compensation forfeited in exchange for Elective Options is also reported in this table as Securities Underlying Elective Options. (See footnote 3).

(2) Securities Underlying Option Grants represents options to acquire shares of Common Stock granted as long-term incentive compensation under the Option Plan. Options granted are adjusted for stock splits, stock dividends and similar occurrences affecting all outstanding shares.

(3) Securities Underlying Elective Options represents stock options ("Elective Options") granted on June 30, 1994, December 31, 1994 and December 31, 1995 in exchange for the Named Executive's voluntary forfeiture of a portion of 1994, 1995 and 1996 salary and/or director fees pursuant to the Option Plan. Elective Options are adjusted for stock splits, stock dividends and similar occurrences affecting all outstanding shares.

(4) In 1996, All Other Compensation consists of the maximum allowable contributions under the 401(k) plan, Profit Sharing Plan and Pension Plan of $4,500, $4,500 and $9,000, respectively; amounts paid or accrued under the Company's Make Up Plan (Mr. Reiter, $44,175; Mr. Francisco, $31,268; Mr. Nemec, $12,468; Mr. Burwell, $14,074; and Mr. Kennedy, $14,570); and group term life insurance premiums paid by the Company (Mr. Reiter, $4,050; Mr. Francisco, $2,592; Mr. Nemec, $2,592; Mr. Burwell, $1,566; and Mr. Kennedy, $1,566).

                                        6



STOCK OPTIONS

The following table sets forth information concerning 1996 grants to the Named Executives of options to purchase Common Stock under the Option Plan.

OPTION GRANTS TABLE

-------------------------------------------------------------------------------------------------------------------
                                                                                             Potential Realizable
                                                                                            Value at Assumed Rates
                                                                                                of Stock Price
                                                                                               Appreciation for
                                                                                                Option Term(2)
-------------------------------------------------------------------------------------------------------------------
                            Number of
                            Securities        % of
                            Underlying        Total        Exercise
                             Options         Options         Price         Expiration
Name                        Granted(1)       Granted       Per Share          Date             5%            10%
-------------------------------------------------------------------------------------------------------------------
Edward J. Reiter.....         17,500          17.43%        $17.875         11/21/06        $196,726       $498,543
David R. Francisco...         12,500          12.45          17.875         11/21/06         140,519        356,102
Dennis L. Nemec......          5,000           4.98          17.875         11/21/06          56,207        142,441
James F. Burwell.....          4,000           3.98          17.875         11/21/06          44,966        113,953
Patrick A. Kennedy...          4,000           3.98          17.875         11/21/06          44,966        113,953
-------------------------------------------------------------------------------------------------------------------

(1) Options were granted November 21, 1996, and vest in 20% increments over five years. The option exercise price is not adjustable except for stock splits, stock dividends and similar occurrences affecting all outstanding shares.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, in the market value of the Common Stock.

FISCAL YEAR-END OPTION VALUE TABLE

---------------------------------------------------------------------------------------------------------------------------
                                                                Number of Shares                        Value of
                                                                   Underlying                         Unexercised
                                                              Unexercised Options                     In-the-Money
                                                                  at 12/31/96                     Options at 12/31/96
---------------------------------------------------------------------------------------------------------------------------
                            Shares          Value
                          Acquired on      Realized      Exercisable      Unexercisable      Exercisable      Unexercisable
Name                      Exercise(#)        ($)             (#)               (#)               ($)               ($)
---------------------------------------------------------------------------------------------------------------------------
Edward J. Reiter......         0              $0           52,751            44,900           $268,071           $99,808
David R. Francisco....         0               0           38,788            33,050            202,103            74,862
Dennis L. Nemec.......         0               0           26,568            18,699            135,205            49,900
James F. Burwell......         0               0           19,286            10,229             98,366            30,905
Patrick A. Kennedy....         0               0           19,367            10,732             96,690            27,806
---------------------------------------------------------------------------------------------------------------------------

                                        7



BENEFICIAL OWNERSHIP

-------------------------------------------------------------------------------------------------
                                                                     Shares of Common Stock
                                                                       Beneficially Owned
                                                                      December 31, 1996 (1)
-------------------------------------------------------------------------------------------------
                            Name                                Number (2)       Percent of Class
-------------------------------------------------------------------------------------------------
Edward J. Reiter............................................     204,647               .98%
David R. Francisco..........................................      68,395               .33
Dennis L. Nemec.............................................      77,028               .37
James F. Burwell............................................      47,350               .23
Patrick A. Kennedy..........................................      46,004               .22
-------------------------------------------------------------------------------------------------

(1) Includes shares held in the name of spouses, minor children, certain relatives, trusts, estates and certain affiliated companies as to which beneficial ownership may be disclaimed.

(2) The amounts shown represent the total shares owned outright by such individuals together with shares issuable upon the exercise of currently vested, but unexercised stock options. Specifically, the following individuals have the right to acquire the shares indicated after their names, upon the exercise of such stock options: Mr. Reiter, 52,751; Mr. Francisco, 38,788; Mr. Nemec, 26,568; Mr. Burwell, 19,367; and Mr. Kennedy, 19,286.

CHANGE IN CONTROL AGREEMENTS

     To assure continuity of management and operations, the Company and its subsidiaries have Change in Control Agreements (the "Agreements") with certain of their executive officers. The Company has entered into an Agreement with each of the Named Executives.

     Pursuant to the Agreements, the Company and its subsidiaries may terminate an executive officer's employment for any reason or for no reason, with or without notice. The Agreements do not change the individual's status as employees at will under the laws of the State of Ohio. In the event of involuntary termination or diminution of status without cause after a change in control (as defined), the executive officers are entitled to compensation payable in a lump sum or monthly installments in the following multiples of the individual's average total compensation for the immediately preceding two years:
(1) one and one-half times for all senior vice presidents of the Company; (2) two times for all presidents and chief executive officers of the Company's subsidiaries; and (3) two and one-half times for the Company's executive vice presidents, President and Chief Executive Officer. If an individual has been with the Company or a subsidiary for less than two years at the time of a change in control, the amount payable under the Agreement will be based upon the individual's average total compensation during the term of his or her employment. The Company and its subsidiaries are not obligated to pay any amount which is in excess of the then maximum amount which is deductible for federal income tax purposes.

     For purposes of the Agreements, a change in control is defined as, among other occurrences, a merger or consolidation with or into any other corporation where shareholders of the Company receive less than 50% of the shares of the resulting corporation; certain situations involving the issuance, ownership, or control of in excess of 24.99% of the outstanding Common Stock or assets of the Company; or the removal, termination or retirement of more than 49% of the members of the Board of Directors.

                                        8



                        REPORT ON EXECUTIVE COMPENSATION

     The compensation of executive officers of the Company and the presidents and chief executive officers of each of its subsidiaries is reviewed and established annually by the Special Projects Committee (the "Committee"), which is comprised entirely of non-employee directors. The compensation of executive officers of the subsidiaries, with the exception of each of their presidents and chief executive officers, is established annually by the Boards of Directors of the subsidiaries.

     In 1995, the Company retained Towers Perrin, a nationally recognized compensation and employee benefit consulting firm. Towers Perrin assisted the Committee in analyzing the competitiveness of the Company's 1996 executive compensation package as compared with similar organizations, to ensure that compensation arrangements effectively support the Company's long-term business strategy. The Company's compensation philosophy applicable to executive officers, as implemented under the supervision of the Committee, is to enable the Company to attract and retain qualified executives through competitive cash compensation, to reward quality performance through incentive compensation, and to encourage executives to manage the Company in a manner that maximizes long term shareholder value through incentive stock option grants.

BASE SALARY

     Base salaries for executive officers are set at levels competitive with peer banking institutions and general industries, as applicable, and are adjusted for individual performance. To develop peer groups for the Company and its subsidiaries, Towers Perrin collected market pay data from surveys covering the banking industry and applicable general industries. Towers Perrin then analyzed the compensation of the Company's executive officers as compared with compensation packages offered by U.S. companies of similar asset or revenue size, as applicable.

     The Committee believes that the Company's most direct competitors for executive talent are not necessarily all of the companies that should be included in a peer group established to compare shareholder returns. Therefore, while certain members of the compensation peer group are included in the NASDAQ Bank Index, the compensation peer group is not identical to the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

ANNUAL INCENTIVE COMPENSATION

     Corporate-wide incentive compensation awards play a key role in implementing the Company's strategy of attracting and retaining qualified executive officers, by rewarding quality performance. Annual incentive compensation is based on short-term performance, and is comprised of the Company's cash incentive compensation plan and the Profit Sharing Plan.

     Incentive plan cash awards are based upon (1) achievement of Company or subsidiary return on equity ("ROE") and return on assets goals, which are established annually by the Boards of Directors of the Company and its subsidiaries; (2) achievement of work group or departmental goals; and (3) individual performance. These criteria are weighted on the basis of the participant's job responsibilities and ability to affect the financial performance of the Company or subsidiary as a whole. For example, awards to executive officers who are senior vice presidents are comprised of 70% corporate performance and 30% individual and/or workgroup performance, while a bank teller's criteria is weighted 80% on individual and banking center performance and 20% on corporate performance. Incentive compensation for Messrs. Reiter, Francisco and Nemec is awarded solely on the basis of the financial performance of the Company. The remaining Named Executives are awarded incentive compensation based upon the financial performance of their respective subsidiaries (75%) and the financial performance of the Company (25%). Each individual's total award may then be modified up or down based upon overall Company performance.

     Awards under the incentive plan are paid on a matrix, with payout corresponding to varying levels of achievement in the financial, work group and individual performance perspectives. Maximum awards under the incentive plan for executive officers are 40% to 70% of base salary, depending upon the individual's position. In 1996, target and maximum bonus percentages were increased to 35% and 70% of base salary, respectively, for Messrs. Reiter and Francisco, to align their incentive compensation awards with the Company's peer banking institutions. The remaining Named Executives may be awarded up to 60% of their base salaries as incentive compensation. No incentive

                                        9



awards are payable to an executive officer if the Company or his or her subsidiary, as applicable, fails to meet minimum levels of financial performance established by the Boards of Directors of the Company and its subsidiaries.

     Profit Sharing Plan contributions are made by the Company if corporate ROE targets set by the Board of Directors are met. Contributions are intended to qualify as employee stock ownership contributions and are invested primarily in Common Stock.

LONG-TERM INCENTIVE COMPENSATION

     Options to purchase Common Stock are granted to executive officers under the Option Plan to encourage these individuals to manage the Company in a manner that will increase long-term shareholder value. Grants are made at an option price of 100% of the Common Stock's market value on the grant date, vest in 20% increments over five years, and expire 10 years from the date of grant unless the optionee no longer serves as an executive officer. Options are granted by the Committee using guidelines expressed as percentage of salary, and are adjusted based upon considerations such as dilution, the number of shares of Common Stock outstanding, and Company, subsidiary and individual performance.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     The compensation of the Chief Executive Officer is reviewed annually in the last quarter of each year by the Committee, which establishes the total compensation of the CEO for the following year. In determining the CEO's compensation, the Committee considered the Company's financial performance for the prior year, the CEO's contribution to the short- and long-term objectives of the Company and the market competitive base salary data for the Company's peer group as developed by Towers Perrin.

     The Committee considered the Company's financial performance in 1995 to be strong, with return on average common shareholders' equity and return on average total assets at or near the Company's long-term earnings objectives. Overall return to Common Stock shareholders was 26.5% in 1995. The Committee attributed 1995's performance in part to the Company's successful expense reduction program adopted in 1994, "The Perfect 10," the objective of which was to reduce 1995 non-interest expense to an amount no greater than 90% of 1994's budgeted operating expense.

     Based upon the Company's financial performance in 1995, the CEO's leadership in implementing "The Perfect 10" program which positioned the Company to continue to meet its long-term earnings objectives, and market pay data supplied by Towers Perrin, the Committee established the CEO's initial base salary for 1996 at $385,000, representing a 3% increase over the previous year's base salary of $373,000 and placing the CEO slightly above the fiftieth percentile of the Company's peer group. The Committee further increased the short-term cash bonus target from 30% to 35% of base salary, or $134,750, representing a 20% increase over the previous year's target bonus of $111,900. Finally, the Committee granted the CEO options to acquire 17,500 shares of Common Stock under the Option Plan.

     The foregoing report is submitted by the members of the Company's Special Projects Committee.

Gerald D. Aller       James F. Bostdorff   David A. Bryan
Walter L. Lamb, Jr.   Marilyn McAlear      Thomas S. Noneman
C. Gregory Spangler   Jerry L. Staley      Robert E. Stearns

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, Mid Am Bank paid legal fees of approximately $48,000 to Wasserman, Bryan, Landry & Honald. Mr. Bryan is a partner in the law firm. Mr. Staley is a retired Senior Vice President of Mid Am Bank.

                                       10



MID AM, INC. COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The following graph shows a comparison of cumulative total shareholder returns for the Company, the Standard & Poor's 500 Stock Index and the NASDAQ Bank Index for the five-year period ended December 31, 1996. The total shareholder return assumes a $100 investment in the Common Stock and each index on December 31, 1991, and that all dividends were reinvested.



  Measurement Period      Mid Am, Inc.           S&P 500 Index             Nasdaq Bank Index
(Fiscal Year Covered)

1991                        100                     100                             100
1992                        115.33                  107.61                          145.55
1993                        139.09                  118.41                          165.99
1994                        159.25                  119.97                          165.38
1995                        201.39                  165                             246.32
1996                        239.51                  202.85                          325.60

                          TRANSACTIONS WITH MANAGEMENT

     Directors and officers of the Company and its subsidiaries were customers of, and have had transactions with the Company's subsidiary banks in the ordinary course of business during 1996. These transactions consisted of extensions of credit in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with non-affiliated persons. In the opinion of management of the Company and its subsidiaries, these transactions do not involve more than a normal risk of collectibility or present other unfavorable features. The subsidiaries expect to continue to have banking transactions in the ordinary course of their businesses with directors, officers and their associates on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

     Patricia A. Wise, spouse of Mr. Francisco, is the President of Wise People Management, Inc. and a member of Wise and Dorner, Ltd., a limited liability company formed for the practice of law. In 1996, the Company and its subsidiaries paid approximately $67,000 for consulting, litigation and employment law services provided by Ms. Wise and her companies.

                         RELATIONSHIPS WITH AFFILIATES

     Certain banking centers and/or real estate upon which Mid Am Bank banking centers are situated are owned by Bancsites, Inc. and are leased to the bank pursuant to long-term lease agreements. Bancsites was a wholly owned subsidiary of the bank until 1977, when all of its shares were distributed pro rata to the bank's shareholders. Subsequently, Bancsites effected a reverse stock split whereby minority shareholders received cash in exchange for their shareholdings in the corporation. Currently, Mr. Reiter and certain officers and directors of the Company and Mid

                                       11



Am Bank beneficially own 13.66% of the outstanding shares of Bancsites, including approximately 7.38% held by Mr. Reiter. Furthermore, a senior officer of Mid Am Bank has a management position with Bancsites.

     During fiscal year 1996, Mid Am Bank made lease payments to Bancsites totalling $537,000. Mid Am Bank expects to continue to make lease payments to Bancsites in 1997. Furthermore, Mid Am Bank performs certain administrative services for Bancsites at a cost of approximately $7,600 per year. The long term leases between the bank and Bancsites are on terms comparable to those in similar transactions with unrelated parties. Also in 1996, the Company purchased two parcels of real estate from Bancsites for $200,000 in the aggregate. The purchase price was determined through arms length negotiations between independent representatives of the Company and Bancsites.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16 of the Securities Exchange Act of 1934, members of the Board of Directors and certain executive officers of the Company and its subsidiaries file periodic reports with the Securities and Exchange Commission disclosing their beneficial ownership of Common Stock. During 1996, and based solely upon a review of such reports, the Company believes that all filing requirements under Section 16 were complied with on a timely basis, with the exception of delinquent reports of Messrs. Francisco, Mandula, Nemec, Sikorski and Stearns, each relating to a single transaction in Common Stock. The reports were corrected and promptly filed on behalf of these individuals upon learning of the error.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     During 1996, the Company engaged Price Waterhouse LLP to provide audit services for the Company and its subsidiaries and to provide certain non-audit services including advice on accounting, tax and reporting matters. The Board of Directors of the Company has selected Price Waterhouse LLP as its independent accountants for 1997. Price Waterhouse LLP is expected to have a representative at the Annual Meeting. Such representative will have an opportunity to make a statement if (s)he desires to do so, and is expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Any proposals to be considered for inclusion in the proxy material to be provided to shareholders of the Company for its 1998 annual meeting must be made by a qualified shareholder and must be received by the Company no later than October 24, 1997, for review and consideration for inclusion in the Company's proxy statement.

                             OTHER BUSINESS MATTERS

     The Board of Directors of the Company is not aware of any other matters that may come before the Annual Meeting. However, the enclosed proxy will confer discretionary authority with respect to matters which are not now known to the Board of Directors and which may properly come before the meeting.

     Copies of the Company's Annual Report on Form 10-K will be available without charge to shareholders upon request. Address all requests, in writing, to the Shareholder Relations Department, Mid Am, Inc., 221 South Church Street, P.O. Box 428, Bowling Green, Ohio 43402.

February 21, 1997                         By Order of the Board of Directors

                                          Marci L. Klumb
                                          MARCI L. KLUMB
                                          Secretary

                                       12





[x] PLEASE MARK VOTES
    AS IN THIS EXAMPLE                                          With-  For All
                                                         For    hold   Except

1. Election of all Nominees for Director in Class III.   [ ]    [ ]     [ ]

   JAMES F. BOSTDORFF   EMERSON J. ROSS, JR.
   DAVID A. BRYAN       C. GREGORY SPANGLER
   HARRY W. KESSLER     JERRY L. STALEY
   EDWARD J. REITER

NOTE:  If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the exception(s) above.  Your shares will be voted for the remaining nominees.

                                            DIRECTORS RECOMMEND A VOTE "FOR" PROPOSAL 1.







   Please be sure to sign and date this Proxy.   Date_____________________________

   __________________________________________    _________________________________
   Shareholder sign here                         Co-owner sign here



                                                Please check appropriate box below
                                        if you wish to attend one of our Corporate Updates.


I will attend the April 10th Corporate Update at The Holiday Inn in Montpelier, Ohio.                    [  ]

I will attend the April 11th Corporate Update at Croswell Opera House in Adrian, Michigan.               [  ]

I will attend the April 14th Corporate Update at NCR Country Club in Kettering, Ohio.                    [  ]

I will attend the April 15th Corporate Update at Lima Memorial Civic Center in Lima, Ohio                [  ]

I will attend the May 3rd Corporate Update at Meadowbrook Place in Toledo, Ohio.                         [  ]


                                            PLEASE SEE REVERSE SIDE FOR DETAILS ON OUR
                                                         CORPORATE UPDATES



Mark box at right if an address change or comment has been noted on the reverse side of this card.       [  ]

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If more than one trustee, all should sign.

____________________________________________________________________________________________________________________________________
DETACH CARD                                                                                                             DETACH CARD



                                 MID AM(R), INC.


     Dear Shareholder,

     Enclosed is your Notice of Annual Meeting of Shareholders and related Proxy Statement for our 1997 Annual Meeting. In an effort to provide our shareholders a greater opportunity to review the progress of the Company, we have also scheduled five separate Corporate Updates in each of the geographic regions in which the Company operates.

     These Corporate Updates will include a detailed review of the financial, business and operating performance of the Company and an opportunity to ask questions of management. The Corporate Updates will, in the tradition of Mid Am, Inc., include food and refreshments prior to the meeting. The dates times, and locations for each session are shown on the reverse side of this card.

     The business of the 1997 Annual Meeting, including the matters to be voted upon as described in the Notice and Proxy Statement, will be conducted on April 11, 1997 at 10:00 a.m. at the Toledo Club, Corinthian Room, Madison at 14th Street, Toledo, Ohio. You are also welcome to attend this Annual Meeting of Shareholders.

     The matters to be acted upon at the meeting are important to you as a shareholder. Therefore, whether or not you plan to attend, we urge you to complete and return the proxy card at your earliest convenience.

     We look forward to seeing you at our Corporate Updates.

     Sincerely,

     Edward J. Reiter

     Edward J. Reiter
     Chairman and CEO



MID AM, INC.                                      PROXY VOTING INSTRUCTION CARD
_______________________________________________________________________________


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF SHAREHOLDERS ON APRIL 11, 1997


The undersigned hereby appoints D. James Hilliker and Douglas J. Shierson and each of them, proxies, with the powers the undersigned would possess if present, and with full power of substitution, to vote all common shares of the undersigned in Mid Am, Inc. at the Annual Meeting and at any adjournments or postponements thereof, upon all subjects that may properly come before the Annual Meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on this card. If no directions are given, the proxies will vote for the election of all listed nominees and, at their discretion, on any other matter that may properly come before the Annual Meeting.


  PLEASE DATE, SIGN AND MAIL YOUR INSTRUCTION CARD PROMPTLY IN THE ENCLOSED
                                  ENVELOPE.


HAS YOUR ADDRESS CHANGED?                       DO YOU HAVE ANY COMMENTS?
___________________________                     ____________________________

___________________________                     ____________________________

___________________________                     ____________________________



                        MID AM, INC. CORPORATE UPDATES


                           We hope you can join us!
Please mark the appropriate box on the proxy card with the session you'd like to attend.
        We look forward to seeing you at one of these five sessions.
_______________________________________________________________________________

     THURSDAY, APRIL 10, 1997
     HOLIDAY INN
     13508 STATE RT. #15, MONTPELIER, OHIO
     5:30 PM RECEPTION / 6:30 PM PRESENTATION
     HOSTED BY: FIRST NATIONAL BANK NORTHWEST OHIO
     QUESTIONS? CALL LORI LADD @ (419) 636-1164

     FRIDAY, APRIL 11, 1997
     CROSWELL OPERA HOUSE
     129 EAST MAUMEE STREET, ADRIAN, MICHIGAN
     5:30 PM RECEPTION / 6:00 PM PRESENTATION /
     7:00 PM BALCONY PARTY / 8:00PM PERFORMANCE
     HOSTED BY: ADRIAN STATE BANK
     QUESTIONS? CALL SUE KOTTS @ (517)265-8125

     MONDAY, APRIL 14, 1997
     NCR COUNTRY CLUB
     4435 DOGWOOD TRAIL, KETTERING, OHIO
     6:00 PM RECEPTION / 6:45 PM PRESENTATION
     HOSTED BY: AMERIFIRST BANK
     QUESTIONS? CALL KELLY REITER @ (937)372-6933

     TUESDAY, APRIL 15, 1997
     LIMA MEMORIAL CIVIC CENTER
     7 TOWNE SQUARE, LIMA, OHIO
     5:30 PM RECEPTION / 6:30 PM PRESENTATION
     HOSTED BY AMERICAN COMMUNITY BANK
     QUESTIONS CALL CHRISTIE BARNS @ (800)837-0187

     SATURDAY, MAY 3, 1997
     MEADOWBROOK PLACE
     4480 HEATHERDOWNS BOULEVARD, TOLEDO, OHIO
     1:00 PM LUNCHEON / 2:00 PM PRESENTATION
     HOSTED BY: MID AMERICAN NATIONAL BANK & TRUST COMPANY
     QUESTIONS? CALL MELISSA ZATKO @ (419)249-3360